    As filed with the Securities and Exchange Commission on May 16, 1995
                      ------------------------------------
                                                   Registration No. 33-58877

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                PRE-EFFECTIVE
                               AMENDMENT NO. 1
                                      TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       THE REYNOLDS AND REYNOLDS COMPANY
             (Exact name of registrant as specified in its charter)

                                      Ohio
         (State or other jurisdiction of incorporation or organization)

                                   31-0421120
                      (I.R.S. Employer Identification No.)

                            115 South Ludlow Street
                              Dayton, Ohio  45402
                                 (513) 443-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ADAM M. LUTYNSKI, ESQ.
                       The Reynolds and Reynolds Company
                            115 South Ludlow Street
                              Dayton, Ohio  45402
                                 (513) 443-2000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
Title of each     Amount to be      Proposed          Proposed      Amount of
class of          registered        maximum           maximum       registration
securities to                       offering price    aggregate     fee*
be registered                       per share*        offering
                                                      price
- --------------------------------------------------------------------------------
Class A Common
Shares            261,322 shares    $ 27.5625       $ 7,202,687.60  $ 2,483.49
$.625 par value
- -----------------------------------

* Calculated pursuant to Section 6 of the Securities Act of 1933, as amended, and Rule 457(c) promulgated thereunder based upon the average of the high and low prices of the Class A Common Shares $.625 par value, on the New York Stock Exchange on May 9, 1995, as reported in The Wall Street Journal.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                       THE REYNOLDS AND REYNOLDS COMPANY
                            115 SOUTH LUDLOW STREET
                              DAYTON, OHIO  45402
                                 (513)443-2000

                        261,322 Class A Common Shares
                               ($.625 par value)




                                   PROSPECTUS


This Prospectus covers the resale of 261,322 Class A Common Shares, $.625 par value ("Shares"), of The Reynolds and Reynolds Company (the "Company"), from time to time on the New York Stock Exchange or in the over-the-counter market at prices current at the time of sale by Henry W. Donald; Leslie W. Donald; Duty Trust, Lynn Duty Donald, Trustee; Lynn Duty Donald; and Thomas Donald (the "Selling Shareholders"). See "Selling Shareholders." The Shares include rights to purchase from the Company a unit consisting of one one-thousandth of a share of the Company's Series A Participating Preferred Shares, without par value, at a price of $80, subject to adjustments under certain circumstances (individually, a "Right" and collectively, the "Rights"). Since May 17, 1991, the Company issues one Right with each Class A Common Share that becomes outstanding. The Selling Shareholders hereunder have not entered into any arrangement or agreements with any broker or dealer for the offering or sale of the Shares. In any transaction, a Selling Shareholder may be deemed an "underwriter" as defined in the Securities Act of 1933, as amended. The Company will receive no part of the proceeds of any such resales.

The Shares are traded on the New York Stock Exchange ("NYSE"). On May 9, 1995, the reported high and low sale prices of the Class A Common Shares on the NYSE were $27.75 and $27.375 per share.

No person has been authorized in connection with this offering to give any information or to make any representations, other than as contained in this Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus is not an offer or solicitation in any jurisdiction to any person to whom such offer may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________


                 The date of this Prospectus is May   , 1995.

                             AVAILABLE  INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Class A Common Shares are listed on the New York Stock Exchange and reports, proxy and information statements and other information concerning the Company can be inspected at such exchange at 20 Broad Street, New York, New York 10005.

A Registration Statement on Form S-3 under the Securities Act of 1933, as amended, has been filed by the Company with the Commission with respect to the Shares. This Prospectus does not contain all the information set forth in such registration statement, amendments thereto and exhibits thereto which the Company has filed with the Commission. For further information with respect to the Company and the securities to which this Prospectus relates, reference is made to such Registration Statement including the exhibits thereto.

The Company's principal executive offices are located at 115 South Ludlow Street, Dayton, Ohio 45402, and its telephone number at that address is 513/443-2000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, all of which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K (including financial statements together with the independent auditor's report thereon) for the fiscal year ended September 30, 1994 (File Number 0-132).

(b)(1) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994 (File Number 0-132).

(b)(2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995 (File Number 0-132), which was filed on
         May 15, 1995.

(c)(1) The "Description of Registrant's Securities to be Registered" on pages 2 and 3 of the Company's Registration Statement on Form 8-A which became effective on January 12, 1989 (File No. 1-10147).

(c)(2) The "Description of Registrant's Securities to be Registered" on pages 2 through 6 of the Company's Registration Statement on Form 8-A which was filed on May 8, 1991 (File No. 1-10147).


All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of any such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified by or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

A copy of any document or part thereof incorporated by reference in the registration statement of which this Prospectus constitutes a part (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) shall be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request made to the Company at 115 South Ludlow Street, Dayton, Ohio 45402,
Attention:  General Counsel and Secretary, (513) 443-2000.

                              SELLING SHAREHOLDERS

On May 10, 1995, SC Acquisition Corp., an Ohio corporation wholly-owned by the Company ("SAC") merged into Salcris Corporation, an Alabama corporation ("Salcris"); in accordance with the terms of such merger, Salcris became a wholly-owned subsidiary of the Company and the former shareholders of Salcris received Class A Common Shares of the Company. In addition, one former shareholder and a previous President and shareholder of Salcris who has served as a consultant to Salcris received Class A Common Shares of the Company as consideration for non-competition agreements. Resales of such Class A Common Shares by such persons (the "Selling Shareholders") are, to the extent disclosed in the table below, covered by this Prospectus.

The Selling Shareholders named herein have informed the Company that they desire to be in a position to sell the Shares set forth opposite their names from time to time on the NYSE or in the over-the-counter market at prices current at the time of sale. The Selling Shareholders have not entered into any arrangements or agreements with any broker or dealer for the offering or sale of the Shares.

                                                                NUMBER OF        NUMBER OF
                                                                SHARES OWNED     SHARES TO BE
                                                                AS OF MAY        OFFERED FOR OWNER'S
                                                                10, 1995(1)      ACCOUNT (1)

Henry W. Donald(2)           5229 Kirkwall Lane
                             Birmingham, Alabama 35242          125,403          125,403

Duty Trust,
Lynn D. Donald,
Trustee                      2651 Rillwood Road
                             Birmingham, Alabama 35243          105,840          105,840

Lynn D. Donald(3)(4)         2651 Rillwood Road
                             Birmingham, Alabama 35243           11,760           11,760

Thomas Donald(3)(5)          2651 Rillwood Road
                             Birmingham, Alabama 35243           18,318           18,318

- -------------------
(1) Certain of these Shares are subject to escrow provisions and may not be sold until released from such escrow arrangements in the future.

(2) Henry W. Donald served as Vice President of Research & Development and Director of Salcris and as a Director of its wholly owned subsidiary, MediSpense, Inc. ("MediSpense"), for more than the past three years. Mr. Donald entered in on Employment Agreement with the Company, effective at the time of the merger, for a period of eighteen months.

(3)      Thomas Donald and Lynn D. Donald are husband and wife.

(4)      Lynn D. Donald served as Secretary of Salcris until April, 1993.  Lynn
         D. Donald was the holder of a Promissory Note dated June 23, 1993, from MediSpense in the original principal amount of $148,071.01, payable in monthly installments of $3,540 plus interest at 2% over prime (assigned to her by the original payee, Thomas Donald, on January 31, 1994). The Note represented amounts loaned by Thomas Donald to MediSpense to cover operating expenses. Such Note was paid in full at the time of the merger.

(5) Thomas Donald served as President and a Director of Salcris from May, 1979 to May, 1993. Thomas Donald was the holder of a Promissory Note dated June 23, 1993, from Salcris in the original principal amount of $93,276, payable in monthly installments of $2,000 plus interest at 2% over prime. Such Note represented amounts payable for past services as well as consideration for a settlement of certain claims against Salcris. Such Note was paid in full at the time of the merger. Thomas Donald served as a consultant to the Company pursuant to an Agreement Concerning Consultation Services and Settlement of Disputes, dated June 23, 1993, among Thomas Donald, Lynn D. Donald, Henry W. Donald and the Company, for which he received variable compensation. This agreement was terminated upon consummation of the merger.

                              RECENT DEVELOPMENTS

On May 10, 1995, SAC merged into Salcris. In accordance with the terms of such merger, Salcris became a wholly-owned subsidiary of the Company and the former shareholders of Salcris (the "Selling Shareholders") received Class A Common Shares of the Company, subject to certain escrow arrangements described below. The number of shares utilized to consummate the merger was determined by dividing (a) $7,325,000, less (i) actual Salcris transaction expenses up to $350,000, and (ii) $562,000 representing certain bonuses payable of Salcris, by (b) the average per share closing price on the NYSE for the 20 days immediately preceding the 5th trading day prior to May 22, 1995. If a closing balance sheet prepared within 30 days after closing reveals a net worth of Salcris less than $1,295,000, the deficiency will be paid to Reynolds by the Selling Shareholders and recipients of the $562,000 in bonuses referred to above. Salcris is a provider of information management systems and services to physician group practices and other medical services providers. A total of 22,744 Shares was deposited into escrow as security for the obligations of the Shareholders of Salcris to indemnify the Company from any breach of representations and warranties.

                                    EXPERTS

The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended December 31, 1994 and March 31, 1995, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

An estimate of such expenses, none of which shall be borne by the Selling Shareholders, is as follows:

    Registration fee - Securities and Exchange Commission           $  2,546
    Accountants' fees and expenses                                  $  3,000
    Legal fees and expenses                                         $  6,000
    Financial printer fees                                          $    500
                        Total                                       $ 12,046

The Selling Shareholders shall bear brokerage fees incurred in connection with the resale of the registered securities, as well as any federal or state income taxes on the proceeds of any such resale.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 1701.13(E) of the Ohio Revised Code, the Company is permitted to indemnify any director, officer, employee or agent of the Company against costs and expenses incurred in connection with any action, suit or proceeding brought against any such person by reason of his having served the Company in such capacity, provided that he meets certain "good faith" tests provided by law, and provided further that, with respect to suits brought on behalf of the Company, he is not adjudged to be liable for negligence or misconduct unless the relevant court finds indemnification to be nevertheless appropriate in view of all the circumstances. The statute also provides that in the event an officer or director has been successful on the merits in defense of any such action, suit or proceeding, such officer or director shall be indemnified by the Company against actual and reasonable expenses in connection therewith.

Article Ninth of the Company's Amended Articles of Incorporation provides that, as more specifically set forth in the Company's Consolidated Code of Regulations, the Company may provide to any director, officer, other employee or agent of the Company or any person who serves at the request of the Company as a director, trustee, other employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the maximum indemnification permitted under Section 1701.13(E) of the Ohio Revised Code, including amendments thereto, or any comparable provisions of any future Ohio statute.

Paragraph B of Section 1 of Article IX of the Company's Consolidated Code of Regulations provides for indemnification of directors, officers and employees of the Company, and persons who, at the request of the Company, act as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with any action as to which he was or is or may be made a party by reason of his acting in such capacity, involving a matter as to which it shall be determined, as provided therein, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal matter or proceeding, in addition, that he had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the case of an action by or in the right of the Company to procure a judgment in its favor, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the Court of Common Pleas or other court where such action was brought shall determine such indemnification to be proper.

ITEM 16.         EXHIBITS

         See Exhibit Index on page 9.

ITEM 17.         UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                       Provided, however, that paragraphs (a)(1)(i) and
                       (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement No. 33-58877 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on May 15, 1995.

                                    THE REYNOLDS AND REYNOLDS COMPANY



                                    By  /s/ David R. Holmes
                                       _____________________________________
                                       David R. Holmes, Chairman of the Board,
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)




Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement No. 33-58877 has been signed by the following persons in the capacities and on the dates indicated.

/s/ David R. Holmes
- --------------------------------------                            May 15, 1995
David R. Holmes, Chairman of the Board,
President and Chief Executive Officer
(Principal Executive Officer)
and Director


/s/ Dale L. Medford
- --------------------------------------                         May 15, 1995
Dale L. Medford, Vice President,
Corporate Finance and Chief Financial
Officer (Principal Financial and
Accounting Officer) and Director

                                 * * * * * *

Joseph N. Bausman, President, Automotive Systems Division and Director

Dr. David E. Fry, Director

Richard H. Grant, Jr., Chairman of the Steering Committee and Director

Richard H. Grant, III, Director

Robert C. Nevin, President, Business Forms Division and Director

Gayle B. Price, Jr., Director

William H. Seall, Director

Kenneth W. Thiele, Director

Martin D. Walker, Director




The undersigned, by signing his name hereto, executes this Pre-Effective Ammendment No. 1 to Registration Statement No. 33-58877 pursuant to Powers of Attorney executed by the above-named directors and filed with the Securities and Exchange Commission.


/s/ Adam M. Lutynski                                           May 15, 1995
- ------------------------------
Adam M. Lutynski,
Their Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.               DESCRIPTION                                                                                     PAGE NO.
         (1)              Inapplicable

         (2)              Acquisition Agreement and Plan of Merger dated May 10, 1995, among The Reynolds and   Reynolds Company;
                          Salcris Corporation; Salcris Acquisition Corp.; Henry W. Donald; Leslie W. Donald; Duty Trust, Lynn Duty
                          Thomas C. Donald; Mark A. Griffin; and John H. Eads.

         (4)(a)           Specimen Certificate for Class A Common Shares ($.625 par value) of the Company incorporated by reference to Exhibit (4)(c) to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 4, 1992 (Registration No. 33-46222).

         (4)(b)           Amended and Restated Articles of Incorporation of the Company, incorporated by reference to
                          Exhibit A to the Company's definitive proxy statement dated January 5, 1995, and filed with the Securities and Exchange Commission.

         (4)(c)           Consolidated Code of Regulations of the Company, incorporated by reference to Exhibit B to the Company's definitive proxy statement dated January 8, 1990, and filed with the
                          Securities and Exchange Commission.

         (4)(d)           Shareholder Rights Plan incorporated by reference to Exhibit 1 to the Company's Form 8-A
                          (File No. 1-10147), which was adopted on May 6, 1991, and filed with the Securities and
                          Exchange Commission on May 8, 1991.

         (5)              Opinion of Coolidge, Wall, Womsley & Lombard Co., L.P.A., regarding legality of securities

         (8)              Inapplicable

         (12)             Inapplicable

         (15)             Letter on interim financial information                                                           10

         (23)(a)          Consent of Coolidge, Wall, Womsley & Lombard (incorporated by reference to Exhibit 5 hereto).

         (23)(b)          Consent of Deloitte & Touche LLP, independent auditors                                            11

         (24)             Inapplicable

         (25)             Inapplicable

         (26)             Inapplicable

         (27)             Inapplicable

         (28)             Inapplicable

         (99)             Inapplicable

_________________________________________
         * - To be filed by amendment



                                                                               9